Exhibit 99

For Immediate Release

May 23, 2002

Contact: Liz Reinhiller

Vice President Marketing

Phone:    701-652-4813

Fax:         701-652-3552

Email:      lreinhiller@dakotagrowers.com

Dakota Growers Pasta Company Members Approve Corporate Change

Carrington, N.D., May 23, 2002 — Members of the Dakota Growers Pasta Company, the nation’s leading supplier of store brand pasta, widely approved changing the grower-owned cooperative to a common stock corporation.  The approval allows the conversion of cooperative shares to common stock that will be available for public trading.

“Dakota Growers Pasta Company has evolved quickly during our first decade of existence, and this is one more important transitional change for us,” said Chairman Jack Dalrymple.  “Moving forward, we will work hard at developing a market for the original grower-members and potential new stockholders to trade their stock,” added Dalrymple.  “We intend to diligently develop the market through the pink sheets or over-the-counter stock transactions.  Additionally, we will be talking to strategic investment equity partners.”

The dynamics of the pasta industry have changed dramatically from 10 years ago when Dakota Growers entered the market.  “We missed out on some very appealing opportunities this past year, especially when Borden Foods exited the pasta business entirely.  Under the corporate business structure, we are now in position to attract new investors and additional capital.”  Dalrymple continued, “It’s important that Dakota Growers continue to make operational investments to remain competitive.”

Third Quarter Profits Rise Sharply

Net earnings were $2.2 million for the third quarter ended April 30, 2002, up sharply compared to the $1.0 million net loss incurred for the same period in the prior year. Dakota Grower’s improved performance resulted from revenue growth combined with operational improvements, which reduced operating costs and increased supply chain efficiencies. Revenues for the quarter totaled $37.7 million compared to $34.1 million for the same period last year, primarily due to volume growth.

Net earnings for the nine months ended April 30, 2002 were $6.5 million; a $10.4 million increase over the $3.9 million net loss incurred for the nine months ended April 30, 2001. Revenues increased 13.3% to $112.2 million compared with $99.0 million last year.

Drivers for Success

Today, Dakota Growers Pasta Company is the third largest pasta manufacturer in North America, processing about 1.5 million pounds of pasta daily.  Three fundamental core values have elevated the company from a start-up venture in 1994 into a leader in manufacturing pasta for retail store brands and the foodservice industry.

First, the customer.  Dakota Growers has always firmly believed that superior service is the foundation to customer satisfaction.  “We have constructed our facilities to be flexible and adaptable to changing market needs,” stated Tim Dodd, chief executive officer.

“Our service levels are the best in the industry,” Dodd said.  “Even with minimal lead-times, our customers experience an order fill rate in excess of 99 percent.  Additionally, we offer flexibility to provide specialized formulas and unique package configurations that help our customers differentiate themselves.”

As a result, Dakota Growers has been awarded, for the second consecutive year, The Kroger Co. Corporate Brand Outstanding Supplier Award.  This prestigious award places Dakota Growers among the top percentile of all grocery store brand suppliers to Kroger, the nation’s largest supermarket retailer.

“Secondly, Dakota Growers has developed a reputation as a quality pasta manufacturer,” Dodd said.  “Our direct link to the best durum growers in the world allows us to control quality from the field to the plate.  We are pioneering an identity preservation program that will guarantee our customers food safety, traceability and quality every step of the way from the field to the plate.”

Manufacturing and supply chain efficiencies are the third pieces to success. Dakota Grower’s strategic location near the source of North America’s premium quality durum wheat and the company’s total vertical integration through milling, processing and supply chain creates a synergistic and cost effective system.   “We have the most efficient durum mill and vertically integrated pasta manufacturing facility in the world.  Our Minnesota facility is aligned directly to the Carrington facility on the Canadian Pacific rail line, allowing us to control our durum sourcing and milling operations under one system.”

“Our supply chain specialist has developed an efficient network of forward warehouses utilizing box cars on mainline railroads, further reducing our transportation costs and increasing our customer service levels.”  Dodd continued, “The cost-reduction innovations that our operations team has implemented have made Dakota Growers a much more efficient company, better able to compete in today’s competitive pasta market.  Advanced durum cleaning and milling technologies, packaging automation and sophisticated logistic programs have contributed to our earnings turnaround.”

Dakota Growers will continue to focus on these strengths in the future.  “Retail store brand continues to be a growing volume market,” Dodd said.  Year-ending IRI data reports that store brand market share grew 12 percent while branded pasta lost six percent market share.   “We are strategically aligned with three of most aggressive supermarket chains in the United States.  We are an innovative leader in the club store industry, developing multi-unit, high-impact display pallets.  We continue to grow other niche retail markets like dollar stores and organic.”

Foodservice will be a targeted growth market for Dakota Growers.  “We are partnered with the fastest-growing foodservice distributor in the world and have some very aggressive programs in place to promote growth,” said Dodd.  Diversification within the ingredient market will continue to play an important role in total sales.

Series D Delivery Preferred Stock Shares Connect Durum Farmers to Pasta

As part of the company’s transition to a corporation, Dakota Growers will maintain its important ties with the northern plains premium durum producers through Series D Delivery Preferred Stock, which gives its holders delivery rights for high-quality durum wheat.  In the new corporate structure, current members will have their ownership converted into Common Stock and Series D Delivery Preferred Stock.

“Consumers have become more concerned about food safety since the terrorist attacks on September 11.  Our direct link to the farmers allows Dakota Growers to trace durum and pasta quality safely throughout the entire system, thus guaranteeing food safety and quality to our customers.”

Dakota Growers has already implemented an identity preservation program for one of its major customers.  “Logistically, the system is working smoothly.  More importantly, we have produced premium quality pasta that far exceeds any other pasta available in the market,” commented Dodd.

The identity preservation program fits hand-in-hand with organic processing already in place.  “We currently manufacture 100 percent certified organic pastas and the food traceability system we have implemented into our factories is a natural progression in providing customers with safe, quality food.”

Organized in 1991 as a cooperative of durum wheat growers, Dakota Growers Pasta Company is the third largest producer of dry pasta products in North America.  They are the leading supplier of retail store brand pasta in this market and a leader in the foodservice and ingredient pasta markets.  They are the only pasta manufacturer with an identity preserve program controlling quality and food safety from the field to the plate.  Their plants are located in Carrington, North Dakota and New Hope, Minnesota.  The company employs approximately 415 people.  For more information visit www.dakotagrowers.com

Certain information included herein and other Company reports, SEC filings, statements and presentations contain discussion of some of our expectations regarding Dakota Growers Pasta Company’s future performance.  These forward-looking statements are based on our current views and assumptions.  Actual results could differ materially from these current expectations and projections, and from historical performance.  For example, our future results could be affected by such factors as: the competitive dynamics in the U.S. pasta market, the rate of our unit volume growth and our product mix, and fluctuations in the cost and availability of supply-chain resources.  Our 2001 Form 10-K contains further discussions of these matters, and can be found through the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval (EDGAR) system at www.SEC.gov.